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                                                     Registration No. __________

    As Filed with the Securities and Exchange Commission on September 27, 2004

                       SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  10549

                                 FORM N 8A

              NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                         OF THE INVESTMENT COMPANY ACT OF 1940


     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:     Nutmeg Life Insurance Company
          Separate Account One

Address of Principal Business Office (No. & Street, City, State, Zip Code):

          200 Hopmeadow Street
          Simsbury, Connecticut 06089

Telephone Number (including area code):     860 843 6733

Name and address of agent for service of process:

          Marianne O'Doherty
          P.O. Box 2999
          Hartford, Connecticut  06104 2999

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N 8A:

          YES [X]          NO [ ]

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                            SIGNATURE

     Pursuant to the requirements of the Investment Company Act of 1940 the Sponsor/ Depositor of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the Town of Simsbury and the State of Connecticut on the 27th day of September, 2004.

[SEAL]                         Nutmeg Life Insurance Company
                               Separate Account One
                                      (Registrant)

                               By:  Nutmeg Life Insurance Company
                                      (Sponsor/Depositor)


                               By:   /s/ Christine Hayer Repasy
                                  ----------------------------------------------
                                  Christine Hayer Repasy, Senior Vice President, General Counsel and Corporate Secretary


Attest:   /s/ Marianne O'Doherty
       -----------------------------------
       Marianne O'Doherty, Vice President